UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

WISDOMTREE, INC.
(Name of Registrant as Specified In Its Charter)

ETFS CAPITAL LIMITED GRAHAM TUCKWELL
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ETFS Capital Limited, a Jersey company (“ETFS Capital”), together with the other participant named herein (collectively, “ETFS”), have filed a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes AGAINST the election of certain directors of WisdomTree, Inc., a Delaware corporation (the “Company”), at the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”).

On April 18, 2024, ETFS filed with the SEC Amendment No. 10 to the Schedule 13D (“Amendment No. 10 to the Schedule 13D”) with respect to the filing of ETFS’ preliminary proxy statement. A copy of Amendment No. 10 to the Schedule 13D is attached hereto as Exhibit 1 and incorporated herein by reference.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

ETFS Capital, a Jersey company, together with the other participant named herein, have filed a preliminary proxy statement and accompanying GOLD proxy card with the SEC to be used to solicit votes AGAINST the election of certain directors of the Company at the 2024 Annual Meeting.

ETFS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, ETFS WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE ETFS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be ETFS Capital and Graham Tuckwell.

As of the date hereof, ETFS Capital beneficially owns directly 15,250,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”), of the Company and 14,750 shares of Series A Non-Voting Convertible Preferred Stock, par value $0.01 (the “Series A Preferred Stock”). Mr. Tuckwell, as the Executive Chairman and controlling shareholder of ETFS Capital, may be deemed to beneficially own the 15,250,000 shares of Common Stock directly owned by ETFS Capital and the 14,750 shares of Series A Preferred Stock directly owned by ETFS Capital.